Exhibit 3.1

CERTIFICATE OF FORMATION
OF
VERIZON ABS LLC
The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies that:
FIRST: The name of the limited liability company (the “Limited Liability Company”) is Verizon ABS LLC.
SECOND: The address of the registered office and the name and address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act in the State of Delaware are: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Limited Liability Company this 28th day of June, 2016.

/s/ Karen Shipman

Karen Shipman
Authorized Person